Exhibit 99.1

ICON Cash Flow Partners L.P. Seven Liquidating Trust
2009 Year End Liquidation Update

This update covers the activity for the calendar year 2009.  It is intended to give registered representatives and the investors of ICON Cash Flow Partners L.P. Seven (“Fund Seven”), whose limited partnership interests were exchanged for an equal number of beneficial interests in the Fund Seven Liquidating Trust as of July 12, 2007 (the “Liquidating Trust”), a description of Fund Seven’s activities throughout the year and provide an outlook for the future.

As a fund manager, ICON Capital Corp. (“ICON”) has actively and prudently managed Fund Seven’s portfolio to yield the best possible return to investors.  As a public program, Fund Seven reported to you regularly through quarterly, annual and current reports filed with the Securities and Exchange Commission (“SEC”).  However, as Fund Seven has only one remaining asset, its investment in North Sea (Connecticut) Limited Partnership (“North Sea”), which is entitled to receive the proceeds from the litigation regarding the Rowan Halifax mobile offshore jack-up drilling rig (discussed below), if and when received, and in order to reduce Fund Seven’s expenses and to maximize potential distributions to its investors, Fund Seven transferred all of its remaining assets and liabilities to the Liquidating Trust as of July 12, 2007.   The Liquidating Trust is required to file an annual report with the SEC under cover of a Form 10-K showing the assets and liabilities of the Liquidating Trust at the end of each calendar year and the receipts and disbursements for the year.  The annual report also describes the changes in the assets of the Liquidating Trust and the actions taken during the year.  The financial statements contained in such report are not audited, but will be prepared in accordance with US GAAP.

$12,325,000 Investment in Equipment on Lease to The Rowan Companies

 The Lessee:  Rowan Companies, Inc. (“Rowan”), founded in 1923, is a major international offshore and land drilling contractor.

The Equipment:  43.825% interest in one Class 116-C Mobile Offshore Jack-Up Drilling Rig known as the “Rowan Halifax” which was built in 1982 by Marathon LeTourneau and acquired by Textron Corporation in 1984 at a cost of $66,500,000.

Investment:  In December 1996, Fund Seven purchased a 50% interest in North Sea, the equipment and the charter for $12,325,000 in cash and the assumption of $2,401,000 in non-recourse debt.  Fund Seven acquired its interest directly from North Sea, leaving the other 50% interest with partners unaffiliated with Fund Seven.  In connection with the renewal of the charter in July 2000, North Sea financed the renewal charter hire payments on a non-recourse basis and distributed $10,001,284 to Fund Seven.  In November 2004 and February 2005, certain of Fund Seven’s affiliates acquired 6.175% of Fund Seven’s interest in North Sea.  On May 31, 2006, Fund Seven received a distribution of $3,944,250 from North Sea related to the Hurricane Rita events, which are discussed below.  Thus, as of December 31, 2009, Fund Seven has received $14,066,234 on this investment.

Expected Future Proceeds from Investment: $7,000,000 - $26,000,000

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Outlook:  On October 5, 2005, Rowan notified the owner trustee of the rig that an “Event of Loss” occurred with respect to the rig in September 2005 as a result of Hurricane Rita. The charter provides that Rowan will pay to the lender (and upon satisfaction of all of the debt outstanding, to the owner trustee on behalf of North Sea) an amount equal to the “Stipulated Loss Value” of the rig. The “Stipulated Loss Value” for the rig will be determined according to the terms of the charter. The “Stipulated Loss Value” is defined in the charter as the sum of (i) the charter hire payment payable on the first charter hire payment date following an “Event of Loss”, (ii) the present value of the remaining charter hire payments due and (iii) the present value of the estimated residual value of the rig at the end of the charter, as determined by the appraisal procedure under the charter. Prior to North Sea initiating the appraisal procedure on November 29, 2005, Rowan commenced a declaratory judgment action in Texas State Court requesting that the court declare, among other things, that “Stipulated Loss Value” should be determined by “the value estimated in advance” of the renewal term of the charter, which amount was never documented or agreed by the parties. North Sea immediately filed a counterclaim against Rowan to, among other things, have the charter enforced in accordance with its terms, and the owner trustee of the rig initiated the appraisal procedure required under the charter. The appraisal procedure has been completed and it was determined that the “Stipulated Loss Value” of the rig at the end of the charter was $80,235,317.37. Thus, Fund Seven’s portion of that amount would be $26,310,159.27, calculated as follows: $80,235,317.37, minus the $20,200,726.90 that Rowan has paid to date, or $60,034,590.47, times 43.825% − Fund Seven’s interest in the rig.

On or about May 22, 2006, Rowan paid (i) the March 2006 charter hire payment and (ii) the component of the “Stipulated Loss Value” of the rig represented by the present value of the remaining charter hire payments due to the lender, which amounts were used to fully satisfy the outstanding non−recourse debt on the rig. On May 31, 2006, Fund Seven received a distribution of $3,944,250 with respect to its limited partnership interest in North Sea. The distribution represented Fund Seven’s portion of the $10,941,943 in net insurance proceeds that Rowan agreed to distribute to North Sea with respect to the rig. The insurance proceeds received by North Sea neither represents the full amount of the insurance proceeds, nor the final amount of the “Stipulated Loss Value” of the rig, that North Sea expects to receive in accordance with the terms of the charter.

On September 1, 2006, Rowan and North Sea each filed motions for complete summary judgment.  Oral argument on the motions occurred on November 7, 2006.  On January 24, 2007, the Texas State Court issued a preliminary order granting all of North Sea’s summary judgment motions and denying all of Rowan’s summary judgment motions. In addition, the Court ordered Rowan to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages.  On March 7, 2007, the Texas State Court issued its final judgment and an order of severance and consolidation with respect to the parties’ summary judgment motions.  In its final judgment, the Texas State Court (i) granted all of North Sea’s summary judgment motions that support the Court’s related order for Rowan to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages, as well as $500,000 in attorneys’ fees, (ii) denied all of North Sea’s other summary judgment motions, except for those that were severed pursuant to the order of severance and consolidation, and (iii) denied all of Rowan’s summary judgment motions.

Rowan appealed the Texas State Court’s judgment and filed its appeals brief on November 7, 2007.  North Sea’s appeals brief was filed on March 3, 2008.  The Texas Court of Appeals held a hearing on the appeal on May 1, 2008.  On March 31, 2009, by a two to one decision of the appellate panel, the Court of Appeals rendered its decision to reverse the Texas State Court’s decision.  On February 4, 2010, the Texas Court of Appeals denied North Sea’s motions for rehearing and reconsideration.  We and the other North Sea partners strongly disagree with the decision of the appellate panel and continue to believe its interpretation of the charter agreement with Rowan and the Texas State Court’s decision are both correct.  To that end, North Sea is expected to file a petition to review the Court of Appeals decision in the Texas Supreme Court in the next few weeks.

We and the other North Sea partners are working vigorously to have the Court of Appeals’ decision reconsidered and, if necessary, overturned as soon as practicable.  While it is not possible at this stage to determine the likelihood of the outcome, we and the other North Sea partners believe that the Texas State Court’s decision is correct and we are working with the other North Sea partners to vigorously pursue our claims and defend the Court’s decision.  Although the Court initially ruled in North Sea’s favor, the final outcome of any appeal is uncertain. The appeals process may span several more years, during which time the Liquidating Trust expects to incur additional expenses and legal fees.  If the Texas State Court’s decision is ultimately reversed on appeal, the matter could be remanded to the Texas State Court and could proceed to trial, which would further delay a resolution of the dispute.  A trial would require the Liquidating Trust and the other North Sea partners to devote significant resources, including substantial time and money, to the pursuit of North Sea’s claims.  There is no certainty that a trial will result in a favorable verdict.  If Rowan prevails on appeal, it is anticipated that such a verdict would have a material adverse effect on the cash available for distribution to the beneficiaries of the Liquidating Trust.

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The following chart depicts the net position of the Liquidating Trust’s material asset as of the year ended 2009.

Expected Future Proceeds from Investment
Lessee	Low	High
Rowan	$7,000,000	$26,000,000

Total Proceeds Expected	$7,000,000	$26,000,000

Approximate Number of Limited Partnership Units Outstanding as of December 31, 2009	987,287

Estimate Net Value Per Unit	$7.09	$26.33

Conclusion

Fund Seven was adversely affected by several events, including, as discussed below, the loss of two significantly leveraged investments and the tragic events of September 11, 2001.

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First, Fund Seven had a $2.9 million investment in two supply vessels on charter to SEACOR Smit, Inc. (“SEACOR”). The vessels were returned by SEACOR in June 2003 following the end of the then-current charter terms. Fund Seven was not able to agree with the lender on remarketing terms and was not in a position to satisfy the outstanding indebtedness, therefore, the vessels were repossessed by the lender in September 2003. The vessels were ultimately sold for an amount less than the outstanding debt and accrued interest.

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Second, Fund Seven had a $6 million investment (including recourse indebtedness) in an option to acquire three Boeing 737-300 aircraft on lease to Continental Airlines, Inc. In August 2003, with the option set to expire and the value of the aircraft still significantly impacted by the events of September 11th, Fund Seven restructured the recourse indebtedness in exchange for giving up its option early and a reduction in the restructured indebtedness from any excess residual proceeds received from a sale of the aircraft.  The indebtedness was paid in full in July 2006, without any reduction from any excess residual proceeds from the sale of the aircraft.

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Finally, the sharp decline in capital spending following September 11th provided Fund Seven with significantly fewer reinvestment opportunities than would have been anticipated by any historical measure.

As of December 31, 2009, the investors that joined Fund Seven at its commencement on January 19, 1996 have received $75.61 in cash distributions for every $100 invested. As depicted in the chart above, we hope that Fund Seven’s investors’ eventual total distributions will be approximately 101% of their original capital invested, but that amount could be significantly lower depending on the ultimate resolution of the Rowan litigation.  However, even if the higher end of the range of estimated proceeds are received, later investors are not likely to receive a return of all capital invested.  Nevertheless, and in acknowledgment of the likely desire of Fund Seven investors to achieve liquidation in a timely manner, we continue to focus on the disposition of the Rowan litigation and the realization of the proceeds therefrom.  While we cannot report to you that the Fund has lived up to our expectations, its interest in at least one remaining extraordinary asset helps us maintain a guardedly optimistic outlook for the result described above.

As always, we are happy to answer any additional questions that you may have.  Please reach us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Fund Seven nor its General Partner, nor the Liquidating Trust nor its Managing Trustee, accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee” contained within this document.  The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

Forward-Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

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